Exhibit 99.1

News Release

Contacts:
Investors:	Ankur Vyas
404-827-6714 | investors@truist.com

Media:	Shelley Miller
704-692-1518 | media@truist.com

Truist announces retirement of Chief Financial Officer Daryl Bible

CHARLOTTE, N.C., (May 20, 2022) – Truist Financial Corporation (NYSE: TFC) today announced that Chief Financial Officer Daryl Bible has made the decision to retire from Truist after a distinguished 38-year career and more than 14 years with the company.

“Daryl has played an instrumental role in the success of our merger of equals—one of the largest financial services mergers in recent history,” said Chairman and Chief Executive Officer Bill Rogers. “His leadership, commitment and expertise have greatly contributed to our success and purpose, and we all thank Daryl for his many years of service to Truist teammates, clients and communities.”

As Truist conducts the search for its new CFO, Bible will continue to serve in his current role to support a successful transition.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Truist has leading market share in many high-growth markets in the country, and offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is a top 10 U.S. commercial bank with total assets of $544 billion as of March 31, 2022. Truist Bank, Member FDIC. Learn more at Truist.com.

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